Exhibit 4.5

WELL ACTIVE INTERNATIONAL LIMITED

BLOOMWELL INTERNATIONAL LIMITED

NOMINEE AGREEMENT

This Agreement is being executed as of May 17, 2007 and is made effective as of February 16, 2006 between BLOOMWELL INTERNATIONAL LIMITED, a British Virgin Islands corporation (the “Owner”), Well Active International Limited, a British Virgin Islands corporation (“Well Active”) and Zhang Weijie, Li Ying Ling, and Chen Ni (collectively, the “Nominees”).

In order to facilitate the granting from time to time of equity incentives in Longtop Financial Technologies Limited, a British Virgin Islands corporation (“Longtop”), the Owner transferred in February 2006 to Well Active, four million (4,000,000) ordinary shares of Longtop previously held of record and beneficially by the Owner.

In the interest of convenience and administrative ease, the Owner and the Nominees have agreed that Well Active will be organized for the time being with Nominees holding of record all of Well Active’s outstanding ordinary shares (the “Well Active Shares”), that the Nominees will hold the Well Active Shares, on the terms and subject to the conditions hereinafter set forth, as nominees for the Owner, who will have the entire beneficial interest in the Well Active Shares, and that the Nominees will have no beneficial interest in the Well Active Shares.

Accordingly, in consideration of the foregoing, the mutual covenants and agreements set forth herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, and with the intention to be legally bound hereby, the Nominees, Well Active and the Owner agree as follows:

1.	The Nominees hereby jointly and severally represent and warrants that, as of February 16, 2006, the entire outstanding share capital of Well Active has been owned by the Nominees. No option, preemptive right, right of first refusal or any similar right with respect to the Well Active Shares has been granted as of February 16, 2006.

2.	The Nominees hereby jointly and severally acknowledge and agree that:

(a)	the Nominees will hold all their respective right, title and interest in the Well Active Shares, including all benefit to be derived therefrom, as nominees for the sole benefit and on behalf of the Owner;

(b)	the Nominees otherwise have no legal or beneficial interest in the Well Active Shares; and

(c)	all other attributes of the beneficial ownership of the Well Active Shares shall be and remain in the Owner.

3.	The Nominees jointly and severally acknowledge and agree that they shall at all times and from time to time deal with the Well Active Shares as nominees for the Owner only in accordance with the written or oral instructions and directions of the Owner and not otherwise; and that they will do no act relating to the Well Active Shares without the express authorization and direction of the Owner, and that they have no active or independent duties to perform in respect of the Well Active Shares except as may be specifically provided for herein. Any disposal of the Well Active Shares in violation of this Section 3 shall be void ab initio and Well Active shall not register such disposal in its register of members.

4.	The Nominees shall enter into, and execute and deliver as nominees for the Owner only but without the need to disclose the nominee relationship, all such instruments, including, without limitation, all such documents, assignments, transfers, powers of attorney and other agreements, as may from time to time be requested by the Owner in connection with the Well Active Shares. If requested by the Owner, the Nominees shall take any steps and actions necessary to fulfill the regulatory requirements under the laws of the People’s Republic of China or any other jurisdiction in connection with their holding of the Well Active Shares to the satisfaction of the Owner.

5.	The Nominees jointly and severally acknowledge and agree that all dividends, proceeds and revenues of any nature or kind arising from the Well Active Shares belong legally and beneficially to the Owner and that the Nominees will promptly remit the same to the Owner. The Nominees will, at the request and expense of the Owner, account to the Owner for all sums received with respect to the Well Active Shares. No resolution shall be passed to increase the share capital or to issue new securities of Well Active without the express authorization and direction of the Owner. Any increase of share capital or issuance of new securities of Well Active in violation of this Section 5 shall be void ab initio and Well Active shall not register such increase or share capital or issuance of new securities in its register of members.

6.	The Owner hereby releases and agrees to indemnify each of the Nominees from any and all liability that the Nominees may incur in respect of any action taken by the Nominees either pursuant to the authorization or direction of the Owner or pursuant to the terms of this Agreement, and the Owner agrees to indemnify each of the Nominees for any and all liability which may result from the fact that this nominee relationship exists.

7.	It is understood and agreed between the parties hereto that the relationship between them shall be that of principal and nominee only, that there is no intention to create a relationship of partnership between the Owner and the Nominees, and that this Agreement should not be construed to create any trust or joint venture between the Owner and the Nominees.

8.	Each of the parties hereto agrees that he, she or it will from time to time as may be necessary do all such acts and effect such further and other assurances as may be reasonable necessary or desirable to effect and carry out the true intent and purpose of this Agreement.

9.	This Agreement shall be construed in accordance with and governed by the laws of the British Virgin Islands, without regard to conflicts of laws principles thereunder.

10.	Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through binding arbitration conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be one arbitrator selected by the Secretary General of the Centre. The arbitration tribunal shall apply the Arbitration Rules of the United Nations Commission on International Trade Law, as in effect at the time of the arbitration.

11.	This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise provided herein, none of the Nominees may assign any rights or delegate any obligations under this Agreement without the prior written consent of the Owner. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral understandings or agreements. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party, shall impair any such right, power or remedy of such non-breaching party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

Bloomwell International Limited

By:	/s/ Xiaogong Jia [with company chop of Bloomewell]
Name:
Title:

Well Active International Limited

By:	[company chop of Well Active]
Name:
Title:

/s/ Weijie Zhang
Zhang Weijie
PRC ID Number:
Address:

/s/ Yingling Li
Li Ying Ling
PRC ID Number:
Address:

/s/ Ni Chen
Chen Ni
PRC ID Number:
Address:

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